<PAGE 1>

               AMENDMENT NO. 1 TO LOAN AGREEMENT


         This Amendment No. 1 to Loan Agreement ("Amendment") is made as of October 21, 1994 by and among NEW JERSEY NATIONAL BANK, a New Jersey banking corporation having its principal place of business at 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078 ("NJNB"), CHEMICAL BANK NEW JERSEY, NATIONAL ASSOCIATION, a national banking association having an office at East 36 Midland Avenue, Paramus, New Jersey 07652 ("CBNJ", each of CBNJ and NJNB individually a "Bank" and collectively the "Banks"); NJNB, as agent for the Banks (the "Agent") and VILLAGE SUPER MARKET, INC., a New Jersey corporation having its principal place of business at 733 Mountain Avenue, Springfield, New Jersey 07081 (the "Borrower").

WITNESSETH:

     Background and Purpose.  Pursuant to a Loan Agreement dated March 29,
1994 (the "Original Agreement", the Original Agreement as the Letter Agreement and this Amendment No. 1 is referred to as the "Loan Agreement"), the Banks agreed to provide to the Borrower a Revolving Loan, a Team Loan and a Convertible Revolving Loan in the original aggregate principal am of up to $30,000,000, all as further described in the Original Agreement Borrower has defaulted under the Loan Agreement, entitling the Banks payment of the Loan. Borrower has now requested that the Bank waive such defaults and amend the Original Agreement, as the Borrower is currently projecting additional breaches absent this Amendment. The Banks are willing to amend the Original Agreement as requested by Borrower on the terms set forth herein. Section 12.2 of the Loan Agreement provides that any amendment thereto must be in writing and signed by a duly authorized officer of each Bank.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and representation herein contained, the parties hereto agree to modify and amend the Original Agreement as follows:

         1.  DEFINITIONS.

         The following definitions set forth in Section I of the Original Agreement are hereby amended and restated in their entirety as follows:

              (a)  "Loan Agreement" shall mean the
         Original Agreement, as it may be amended or supplemented from time to time, including but not limited to the amendment set forth in the Letter Agreement and this Amendment No. 1.

              (b)  "Loan Document(s)" mean the Loan
         Agreement (including the Letter Agreement and this Amendment No. 1 and any other amendments thereto) and all documents, notes, assignments, certificates and agreements of any kind listed, described or referenced by the Closing Memorandum annexed to the Original Agreement as Exhibit A, or in this Amendment No. 1 or otherwise executed in connection with the Original Agreement, this Amendment or any future amendment.

<PAGE 2>
For purposes of this Amendment No. 1, "Letter Agreement" means the letter agreement among the Borrower and the Banks dated July 7, 1994 arising from defaults by Borrower in the April 1994 Fiscal Quarter.

         2. WAIVERS. The Banks hereby waive the following known defaults of Borrower: (a) a breach of the Tangible Net Worth covenant as at October 1994 provided for at Section 7.11(b) of the Loan Agreement (based upon the Borrower's representation to the Banks and the Agent that its Tangible Net Worth at the end of October 1994 will be approximately $38,000,000), (b) a breach of the EBIT/Interest Ratio Covenant as of April and July 1994 provided for in Section 7.13 of the Loan Agreement, PROVIDED HOWEVER, the Banks do not hereby waive and do not hereby make any commitment to waive, any other default (if any) of the terms and conditions of the Original Agreement as amended by this Amendment No. 1 nor as to any time period subsequent to the period ending October 29, 1994 and the Borrower has no expectation of any such waiver. The Borrower acknowledges and agrees that any prior waivers by the Banks of Events of Default by Borrower shall afford the Borrower no expectation whatsoever that the Banks will be willing to waive or to consider the waiver of any Events of Default arising after the date hereof.

         3. AMENDED COVENANTS. (a) Section 7.13 of the Original Agreement is hereby amended by modifying and restating that section of the Original Agreement in its entirety as follows:

              "7.13  EBIT to Interest Ratio.  As to the
    Companies on a consolidated basis, maintain an EBIT to Interest Ratio measured as of the end of each Fiscal Quarter of at least the following ratio for the Fiscal Quarters listed below:

         Fiscal Quarter End                      Ratio
     (A)  April 1994
One and Fifteen Hundredths to One
(1:15:1);      (B)  July 1994
One and Twenty Five Hundredths to One
(1.25:1);      (C)  October 1994 Fifty Five Hundredths to One
(0.55:1);      (D)  January 1995 Sixty Eight Hundredths to One
(0.68:1);      (E)  April 1995   Eighty Seven Hundredths to One
(0.87:1);      (F)  July 1995    One and Seven Hundredths to One
(1.07:1);      (G)  October 1995 One and Nine Hundredths to One
(1.09:1);      (H)  January 1996 One and Eleven Hundredths to One
(1:11:1);      (I)  April 1996 One and Thirteen Hundredths to One

<PAGE 3>
(1:13:1);      (J)  July and October 1996 and January and April 1997
									           One and Fifteen Hundredths to One
(1:15:1);      (K)  July and October 1997 and January and April 1998
                    One and Twenty Two Hundredths to One
(1:22:1);      (L)  July 1998 and each Fiscal Quarter thereafter
                    One and Twenty Five Hundredths to One (1.25:1)."


              (b) Section 8.13 of the Original Agreement is hereby amended by modifying and restating that section of the Original Agreement in its entirety as follows:

              "8.13 Capital Expenditures. Permit the aggregate sum of the consolidated Capital Expenditures of the Companies made in any Fiscal Year listed below to exceed the following amounts:

                                                 Maximum Amount of
                                                 Aggregate Capital
                                                 Expenditures for
    Fiscal Year Ending                           for Fiscal Year
    July 1994                                    $12,500,000
    July 1995                                      8,000,000
    July 1996                                      7,000,000
    July 1997                                      6,000,000
    July 1998 or thereafter                        6,000,000


    provided, however, that for Fiscal Year 1997 and thereafter, the Borrower may submit a Capital Expenditure budget for more than $6 million to the Banks, which may become the Capital Expenditure Budget for such Fiscal Year after approval by the Banks in their absolute and unfettered discretion. Furthermore, to the extent that the Companies' Capital Expenditures in any Fiscal Year, commencing with the Fiscal Year ending July 1995, are less than the amounts set forth above, the "unused amounts" (the excess of the permitted amount of Capital Expenditures for such Fiscal Year above the Companies' actual Capital Expenditures for such Fiscal Year) may be rolled over into the next Fiscal Year only, thereby increasing the Capital Expenditures permitted for the next Fiscal Year (but not for any other subsequent Fiscal Year).

              (c)  The Borrower has been negotiating to
    acquire a certain property in Westfield, New Jersey (the "Westfield Property"). At the Borrower's request, the Banks agree that, if the Borrower acquires the Westfield Property on terms previously disclosed to the Banks, the amount paid for the acquisition of the Westfield Property will not be counted or included for purposes of determining compliance with the Capital Expenditure covenant of Section 8.13, as amended herein. The Borrower agrees that capital expenditures related to the Westfield

<PAGE 4>

    Property, if any, other than the initial acquisition of the real estate, would be subject to the Capital Expenditure limitations of Section 8.13.

         4.  ADDITIONAL AGREEMENTS.  (a) Section 2.12 of the Original
Agreement is hereby amended to increase the interest rate on the Revolving Loan by twenty-five (25) Basis Points by modifying and restating that section of the Original Agreement in its entirety as follows:

         "2.12     Interest Rates For Revolving Loan.

         The Borrower agrees to pay interest on the unpaid portion of Revolving Loans as follows:

              (A) for Prime Loans at a fluctuating rate equal to the Prime Rate in effect from time to time plus Fifty (50) Basis Points.

The increased interest rate shall be effective immediately as of the date of this Amendment No. 1.

         (b) Pursuant to the Letter Agreement, the Borrower agreed that its right to request Convertible Revolving Loans, and the Banks' obligation to make advances under Section IV of the Original Agreement, was terminated. The Borrower and the Banks hereby reconfirm that Section IV of the Original Agreement is deleted and of no further force or effect.

         (c) Notwithstanding anything in the Original Agreement to the contrary, including but not limited to Sections 2.1, 2.6, 2.7, 2.12, or 5.8, the use by Borrower of the Eurodollar Rate is suspended, the Borrower shall have no right and no ability to make Eurodollar Loans or to elect to have the Eurodollar Rate apply to any loan or borrowing without the prior written consent of both Banks, which consent may be given or denied at the sole and unfettered discretion of each Bank. The Borrower understands and agrees that neither
Bank expects to consent to any Eurodollar Loan or to the use of the Eurodollar Rate in the foreseeable future.

         (d) Within ten (10) days of the date hereof, the Company shall deliver to the Agent and the Banks the Company's audited financial statements for the year ended July 29, 1994. The Company represents and warrants to the Agent and the Banks that such audited financial statements shall be consistent with estimates of the Company's net income and net worth previously given to the Agent and the Banks.

         5. CONDITIONS PRECEDENT. This Amendment shall become effective on the date that the Agent and Banks shall have received each of the following, in form and substance satisfactory to the Banks, the Agent and its counsel:

              (a) The Amendment. The Amendment duly executed, and delivered to the Agent and the Banks;

<PAGE 5>

								      (b)  Professional Fees.  Reimbursement to the Agent for all
    legal fees and other costs incurred by the Agent in connection with the investigation of the Borrower and the negotiation, preparation and review of this Amendment, and as required by Section 7.15 of the Original
    Agreement;

              (c) Waiver Fee. Payment of a waiver fee of $20,000 to the Agent (which fee shall be paid by the Agent $10,000 to NJNB and $10,000 to CBNJ);

              (d) Traveler's. A letter from the chief financial officer of the Borrower confirming that, following execution and delivery of this Amendment, there will be no events of default under the Note Purchase Agreement between the Borrower and Traveler's Insurance Company.

              (e) A certified copy of resolutions of the Borrower authorizing execution and delivery of this Amendment; and

              (f)  Such other documents as the Banks may reasonably require.

         6. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Agent and the Banks that, except as disclosed on Schedule I annexed hereto (if any) all representations and warranties set forth in the Original Agreement remain accurate and complete as of the date hereof as though made on and as of the date hereof. The Borrower further represents and warrants to the Agent and the Banks that (a) it and the other Companies are in compliance with all of the affirmative and negative covenants set forth in the Original Agreement, as amended by this Amendment, as of the date hereof, (b) all financial statements delivered to the Banks through the date hereof pursuant to Section 7.3 of the Original Agreement or otherwise have been complete and correct in all material respects and fairly represented the financial condition of the Borrower as at such dates and the results of its operations for the periods covered thereby, all in accordance with GAAP consistently applied, (c) on the date hereof, except for the defaults identified and waived pursuant to Section 2 hereof, no Event of Default or event that, with the passage of time or the giving of notice or both would be an Event of Default has occurred, (d) it has no counterclaim, setoff or right to deduct against any amounts due to the Banks at the date of execution of this Amendment, (e) the execution and delivery by the Borrower of this Amendment has been duly authorized by all requisite corporate action, and (f) this Amendment and the Original Agreement as amended hereby each constitutes a valid and binding obligation of the Borrower enforceable against it in accordance with its terms.

         7. NO OTHER CHANGES. Except as specifically amended hereby, the Original Agreement is and shall remain in full force and effect and is hereby ratified and confirmed. Capitalized terms defined in the Original Agreement and not otherwise defined herein shall have the same meaning herein except as the context otherwise requires.

         Each of the Notes and the Guaranty are modified and amended to refer to the Original Agreement as modified by this Amendment No. 1, as it may be further modified from time to time in the future. Such documents otherwise shall remain unchanged and in full force and effect.


<PAGE 6>

         8. ENTIRE AGREEMENT. The Loan Agreement, as hereby amended, and the instruments and certificates referred to in, or delivered in connection with, the Loan Agreement, including this Amendment No. 1, constitute the entire agreement of the parties with respect to the subject matter hereof, and supersede all other, prior or contemporaneous agreements or understandings.

         9. COUNTERPARTS. This Amendment No. 1 may be executed in one or more counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument. This Amendment shall be deemed executed and delivered when telecopied signature pages have been exchanged.

         IN WITNESS WHEREOF, the Borrower, the Agent and the Banks have caused this Amendment No. 1 to the Loan Agreement to be duly executed by their duly authorized officers as of the 21st day of October, 1994.

ATTEST:                      VILLAGE SUPER MARKET, INC.


________________________          By:___________________________________
Robert Sumas                           Perry Sumas, President
Executive Vice President

                             BANKS:

                             NEW JERSEY NATIONAL BANK


                             By:____________________________________
                                  Stephen F. Rooney, Assistant Vice
President

                             CHEMICAL BANK NEW JERSEY,
                             NATIONAL ASSOCIATION


                             By:____________________________________
                                   John Morgan, Vice President

                             AGENT:

                             NEW JERSEY NATIONAL BANK


                             By:_____________________________________
                                   Stephen F. Rooney, Assistant Vice
President

<PAGE 7>

         The undersigned hereby consents to this Amendment No. 1 and agrees that its Guaranty of Borrower's Obligations to the Banks pursuant to the Continuing Guaranty Agreement dated March 29, 1994 shall remain in full force and effect.

ATTEST:                      VILLAGE LIQUOR SHOP, INC.



__________________________        By:__________________________________
Robert Sumas, Secretary                Perry Sumas, President